Valley River Property Holdings, LLC
Homestead Property Holdings, LLC
Park Heritage Property Holdings, LLC
MT. V Property Holdings, LLC
Mountain Top Property Holdings, LCC
Little Rock HC&R Property Holdings, LLC
Woodland Hills HC Property Holdings, LLC
Northridge HC&R Property Holdings, LLC
APH&R Property Holdings, LLC
c/o AdCare Health Systems, Inc
454 Satellite Blvd, Suite 100
Suwanne, GA 30024

August 22, 2016

Joseph Schwartz, Manager
Skyline Heathcare LLC and Little Ark Realty Holdings, LLC
505 Marlboro Road,
Wood-Ridge, NJ 07075

Re: Second Amendment to Purchase and Sale Agreement

Dear Mr. Schwartz,

Reference is made to that certain Purchase and Sale Agreement dated May 10, 2016 between Little Ark Realty Holdings, LLC and the entities that are signatories to this letter listed below, as amended on July 14, 2016 (the "Purchase Agreement"). Capitalized terms used in this letter which are not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement.

This letter shall confirm that the parties have agreed, for good and valuable consideration, the receipt of which is acknowledged, to amend and modify the Purchase Agreement as follows:

1. The Purchase Agreement shall be amended to change the "Outside Closing Date" from August 31, 2016 to September 30, 2016.

2. The Purchase Agreement shall be amended to require Purchaser to increase the Deposit, which is now non-refundable, to One Million Five Hundred Thousand Dollars ($1,500,000). Purchaser has already deposited One Million ($1,000,000) with Seller and, on or before August 25, 2016, Purchaser shall deposit an additional Five Hundred Thousand Dollars ($500,000) with Escrow with instructions to immediately release such funds to Seller.

3. The Purchase Agreement shall further be revised to provide that prior to Closing, and as an express condition thereto, Purchaser shall reimburse Seller for any fees, costs, penalties or other amounts whatsoever that Seller may incur with its lender due to extending the Outside Closing Date to September 30, 2016 up to a maximum of $50,000. Purchaser shall pay such

amounts, if any, to Seller upon Seller presenting Purchaser with invoices or other evidence thereof.

All other terms and condition of the Purchase and Sale Agreement not modified or amended herein shall remain in full force and effect.

To acknowledge Skyline's consent to these amendments and modifications, please countersign this letter in the space designated below and return it to me. Once countersigned by you, this letter shall constitute a binding amendment to the Purchase Agreement.

The terms set forth in the letter and offer to extend the Closing Date shall be deemed revoked by Seller if Purchaser has not countersigned this letter and remitted the $500,000 to Escrow on or before August 25, 2016.

Valley River Property Holdings, LLC
Homestead Property Holdings, LLC
Park Heritage Property Holdings, LLC
MT. V Property Holdings, LLC
Mountain Top Property Holdings, LCC
Little Rock HC&R Property Holdings, LLC
Woodland Hills HC Property Holdings, LLC
Northridge HC&R Property Holdings, LLC
APH&R Property Holdings, LLC

By:________________________________
William McBride, Manager of each entity

Agreed as of this __ day of August 2016

Skyline Healthcare LLC and
Little Ark Realty Holdings, LLC

By:________________________________
Joseph Schwartz, Manager

cc: Allen Koss, Koss & Schonfeld LLP